Filed in the Office of	Business Number E0317582017-3
Barbara K. Cegavske	Filing Number 20201033086
Secretary of State State Of Nevada	Filed On 11/9/2020 12:36:00 PM
	Number of Pages 1

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Amendment to Certificate of Designation Before Issuance of Class or Series

(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Certificate of Designation For Nevada Profit Corporations

(Pursuant to NRS 78.1955 - Before Issuance of Class or Series)

1. Name of corporation:

IIOT-OXYS, Inc.

2. The original class or series of stock set forth:

Series A Supervoting Preferred Stock

3. By a resolution of the board of directors the original class or series is amended as follows:

The authorized shares of Series A Supervoting Preferred Stock is amended from fifteen thousand six hundred (15,600) shares to twenty-five thousand eight hundred and forty-five (25,845) shares.

4. As of the date of this certificate no shares of the class or series of stock have been issued.

5. Effective date of filing: (optional) **11/09/2020**

(must not be later than 90 days after the certificate is filed)

6. Signature: (required)

X [signature]

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

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